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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

   Robinson              Donald                    G.
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   (Last)               (First)                 (Middle)

   400 North Fifth Street
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                  (Street)

   Phoenix                 AZ                   85004
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   6-20-01
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Pinnacle West Capital Corporation (PNW)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

   Vice President
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
FORM 3 (continued)
             Table I -- Non-Derivative Securities Beneficially Owned
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                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)       Beneficial Ownership
   (Instr. 4)   (Instr. 4)              (Instr. 5)         (Instr.5)
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Common Stock        2,216.11                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                      3. Title and Amount of
                                         Securities Underlying                   5. Owner-
                                         Derivative Security                        ship
              2. Date Exercisable       (Instr. 4)                                  Form of
                 and Expiration Date    -----------------------   4. Conver-        Derivative
                 (Month/Day/Year)                       Amount       sion or        Security:     6. Nature of
1.Title of     --------------------                     or           Exercise       Direct           Indirect
 Derivative    Date          Expira-                    Number       Price of       (D) or           Beneficial
  Security     Exer-         tion                       of           Derivative     Indirect(I)      Ownership
 (Instr. 4)    cisable       Date         Title         Shares       Security       (Instr.5)        (Instr. 5)
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 Employee
 Stock Option                             Common
 (Right to Buy)  (1)        12-16-07      Stock         2,000         $39.75         D
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 Employee
 Stock Option                             Common
 (Right to Buy)  (2)        11-17-08      Stock         2,000         $46.78         D
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 Employee
 Stock Option                             Common
 (Right to Buy)  (3)        11-16-09      Stock         3,000         $34.65         D
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 Employee
 Stock Option                             Common
 (Right to Buy)  (4)        11-14-10      Stock         3,250         $44.03         D
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
Explanation of Responses:
(1) The option became exercisable 1/3 of the grant per year beginning 12-17-98.
(2) The option became exercisable 1/3 of the grant per year beginning 11-18-99.
(3) The option became exercisable 1/3 of the grant per year beginning 11-17-00.
(4) The option becomes exercisable 1/3 of the grant per year beginning 11-15-01.

                              Donald G. Robinson                       6-28-01
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                              Donald G. Robinson                        Date
                              **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).